Exhibit 10.40

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made as of December 5, 2011, by and between Chuck M. Fallon (“Executive”) and The ServiceMaster Company, a Delaware corporation (“ServiceMaster” or the “Company”).

WHEREAS, ServiceMaster desires to employ Executive as its President, Terminix, and Executive desires to be employed by ServiceMaster in such capacities, and in connection therewith both parties desire to set forth certain terms and conditions relating to severance, as contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.             Defined Terms.  Any capitalized terms which are not defined within this Agreement are defined in Exhibit A hereto attached.

2.             Severance Benefits.

(a)           In the event that Executive’s employment hereunder is terminated at any time by ServiceMaster without Cause or by Executive for Good Reason, then ServiceMaster, subject to Section 2(g), shall pay to Executive, as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)           Executive’s then-current base salary (the “Base Salary”) earned through the effective date of termination of Executive’s employment with ServiceMaster (the “Date of Termination”), to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)           (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan), plus (ii) if the Date of Termination is on or after July 1 of a fiscal year, the bonus that Executive would have been paid in respect of that fiscal had his employment not terminated, pro rated for the portion of the fiscal year during which Executive was employed elapsed through the Date of Termination (the “Pro Rata Bonus”); plus

(3)           continued payment of his monthly Base Salary for 12 months following the Date of Termination; plus

(4)           an amount equal to Executive’s annual bonus paid or payable to Executive with respect to the fiscal year immediately preceding the Date of Termination (and for this purpose, if Executive has not received an annual bonus for the fiscal year immediately preceding the Date of Termination, such amount shall be calculated by using the target annual bonus for such year).

(b)           In the event that Executive’s employment hereunder is terminated at any time by ServiceMaster for Cause or by Executive for any reason other than Good Reason, including by reason of retirement, death or disability, then ServiceMaster shall pay to Executive (or Executive’s executors, legal representatives or administrators in the event of Executive’s death), as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)           Executive’s Base Salary earned through the Date of Termination or date of death, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)           in the event Executive’s employment is terminated by reason of death, disability or retirement, (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan), plus (ii) if the Date of Termination is on or after July 1 of a fiscal year, a Pro Rata Bonus.

(c)           Payment.  Subject to Section 10, (i) any amount payable pursuant to Section 2(a)(1) or 2(b)(1) above shall be paid in accordance with the payroll practices of ServiceMaster; (ii) any amount payable pursuant to Section 2(a)(2) or 2(b)(2) shall be paid when annual bonuses for the applicable fiscal years are paid to other executive officers of ServiceMaster, but in no event later than March 15 of the year following the year in respect of which such bonuses were earned; and (iii) any amount payable pursuant to Section 2(a)(3) or 2(a)(4) shall be paid in equal monthly installments during the one-year period following the Date of Termination, except that all installments that would have been paid during the first 45 days following the Date of Termination shall be paid on the 45th day following the Date of Termination.  In addition, if on the Date of Termination Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any or all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six months following the Date of Termination, shall instead be paid in a lump sum on the first day of the seventh month following the Date of Termination or, if earlier, upon Executive’s death, except (i) to the extent of amounts that do not constitute a “deferral of compensation” within the meaning of

Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)           Exclusive Severance.  Any amount paid pursuant to Section 2(a) or 2(b) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of ServiceMaster or its affiliated companies.

(e)           PSRP.  Executive’s participation, if any, in the ServiceMaster Profit-Sharing and Retirement Plan shall end as of the Date of Termination or date of death, if applicable.

(f)            Deferred Compensation Plan.  Executive’s participation, if any, in the ServiceMaster deferred compensation plan shall end as the Date of Termination or date of death, if applicable.  Any compensation previously deferred by Executive (together with any interest and earnings thereon) under the deferred compensation plan or any successor plan shall be paid or distributed in accordance with the terms of the plan and Executive’s elections under the plan.

(g)           Release.  Notwithstanding anything to the contrary in this Section 22, in the event the Company is obligated to make payments pursuant to Sections 2(a)(3) or 2(a)(4), it shall be a condition to such payments that, within thirty (30) days following the Date of Termination, Executive enter into a general release of claims waiving any and all claims against the Company, its subsidiaries, their affiliates and their respective officers, directors, employees, agents, representatives, stockholders, members and partners relating to this Agreement and to his employment during the term hereof; provided that Executive shall not be obligated to release (i) Executive’s rights under this Agreement, (ii) claims in respect to equity awards held by Executive, (iii) Executive’s rights to vested benefits under the Company’s employee benefit plans, or (iv) any rights to indemnification or reimbursement from the Company or any of its subsidiaries pursuant to their organizational documents or any applicable D&O insurance policy.

(h)           Notice of Termination.  Each party shall provide the other party with thirty (30) days’ advance written notice of its intention to terminate Executive’s employment for any reason, other than a termination by the Company for Cause or termination by Executive with Good Reason (each of which shall be subject to the time periods set forth in Exhibit A).

(i)            Recoupment.  Executive acknowledges that he shall be subject to such clawback or recoupment policies as may be adopted by the Company for senior executives or named executive officers generally from time to time.

3.             Covenants.

(a)           Non-Competition, Non-Solicitation and Confidentiality.  Except as otherwise agreed by ServiceMaster in its discretion, from and after the date hereof and through and including the date that is one year after the Date of Termination, Executive shall not do any of the following, directly or indirectly, without the prior written consent of ServiceMaster’s Board of Directors (the “Board”):

(1)           directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by ServiceMaster or any subsidiary of ServiceMaster, provided that the foregoing shall not prohibit Executive’s passive ownership of less than 1% of any class of voting securities of a publicly held company which would otherwise be prohibited under this Section 3(a)(1); or

(2)           directly or indirectly attempt to induce any employee of ServiceMaster or any subsidiary of ServiceMaster to terminate his or her employment with ServiceMaster or any subsidiary of ServiceMaster for any purpose whatsoever, or attempt directly or indirectly, in connection with any business to which Section 3(a)(1) applies, to solicit the trade or business of any current or prospective customer, supplier or partner of ServiceMaster or any subsidiary of ServiceMaster; or

(3)           directly or indirectly engage in any activity which is contrary, inimical or harmful to the interests of ServiceMaster or any subsidiary of ServiceMaster, including but not limited to (i) violations of ServiceMaster policies, (ii) disclosure or misuse of any confidential information or trade secrets of ServiceMaster or a subsidiary of ServiceMaster, (iii) participation in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a change in control and (iv) conduct related to employment for which either criminal or civil penalties may be sought.

This Section 3 is in addition to and does not supersede any other agreements prohibiting competition with ServiceMaster.  Failure to abide by this agreement may result in the suspension or cancellation of payments specified in Section 2.

(b)           Litigation and Regulatory Cooperation.  During and after Executive’s employment, Executive shall cooperate fully with ServiceMaster in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of ServiceMaster or its affiliates that relate to events or occurrences that transpired while Executive was employed by ServiceMaster.  Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of ServiceMaster at mutually convenient times.  During and after Executive’s employment, Executive also shall cooperate fully with ServiceMaster or its affiliates in connection with any investigation or review of any Federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by ServiceMaster.  ServiceMaster shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 3(b).

4.             Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by ServiceMaster and its successors and assigns and by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  This Agreement shall not be terminated by any merger or consolidation of ServiceMaster whereby ServiceMaster is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of ServiceMaster.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

5.             Notice.  All notices and other communications required or permitted under this Agreement (including the notice required by the definition of Good Reason as set forth in Exhibit A) shall be in writing, shall be given by personal delivery, overnight delivery by an established courier service, or by certified mail, return receipt required, and shall be deemed to have been duly given when delivered, addressed (a) if to Executive, at his address in the records of the Company, and if to ServiceMaster, to ServiceMaster Global Holdings, Inc., c/o The ServiceMaster Company, 860 Ridge Lake Blvd., Memphis, TN 38120, attention Senior Vice President, Human Resources, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith.

6.             Entire Agreement; Amendments.  Except as otherwise specified herein, this Agreement and the Exhibit constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

7.             Modification or Waiver.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and a member of the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or ServiceMaster to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or ServiceMaster may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

8.             Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

9.             Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

10.          Payments by Subsidiaries.  Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

11.          No Guaranteed Employment.  This Agreement shall not constitute an employment contract or establish a term of employment, and nothing herein will change Executive’s status as an “at-will” employee.  No provision of this Agreement shall be construed to impair the right of the Company and Executive to elect to terminate Executive’s employment at any time and for any reason or no reason.

12.          Section 409A.  To the extent that any reimbursement, fringe benefit, or other similar plan or arrangement in which Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.  In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “Date of Termination” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.  Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments.

13.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

THE SERVICEMASTER COMPANY

By:	/s/ Jed L. Norden
Name: Jed L. Norden
Title: Senior Vice President - Human Resources

EXECUTIVE

/s/ Charles M. Fallon
Charles M. Fallon

Exhibit A

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Cause” means:

(1)           a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of ServiceMaster and which is not remedied within thirty (30) days after receipt of written notice from ServiceMaster specifying such breach; or

(2)           the commission by Executive of a felony or misdemeanor (whether or not a felony) involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by Executive that adversely and significantly affects the business affairs or reputation of ServiceMaster or an affiliated company; or

(3)           any failure by Executive to cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

(b)           “Good Reason” means, without Executive’s written consent, the occurrence of any of the following events:

(1)           any of (i) the reduction in any material respect in Executive’s position(s), authorities or responsibilities with ServiceMaster, or (ii) any failure to re-elect Executive to serve as President of a business unit of the Company; or

(2)           a reduction in Executive’s Base Salary or target annual bonus percentage, each as in effect on the date hereof or as the same may be increased from time to time thereafter, other than reductions that are proportionate to reductions applicable to other senior executives of the Company

If Executive determines that Good Reason exists, Executive must notify ServiceMaster in writing, within ninety (90) days following Executive’s knowledge of the first event which

Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive’s employment.  If ServiceMaster remedies such event within thirty (30) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event.